[TRIMAS CORPORATION LOGO]

                                                  FOR MORE INFORMATION, CONTACT:

                                                  E.R. "Skip" Autry
                                                  Chief Financial Officer
                                                  TriMas Corporation
                                                  (248) 631-5496

MEDIA RELEASE

                TRIMAS CORPORATION REPORTS SECOND QUARTER RESULTS

BLOOMFIELD HILLS, MICH. - AUGUST 9, 2005 - TriMas Corporation today announced its financial results for the three months ended June 30, 2005. Compared to the prior year second quarter period, sales increased 3.7% to $294.6 million from
$284.2 million. Second quarter 2005 operating profit declined to $27.8 million from $30.9 million in second quarter 2004 and net income decreased from $9.0 million in second quarter 2004 to $4.1 million in second quarter 2005. For the quarter ended June 30, 2005 diluted earnings per share were $0.20 versus $0.44 in the year ago period.

SECOND QUARTER HIGHLIGHTS

o    The Company's second quarter 2005 net sales increased 3.7% to $294.6 million from $284.2 million for the three months ended June 30, 2004.
     Excluding the impact of steel price increases recovered from customers, we estimate net sales increased 1% compared to the prior year's second quarter. Net sales at Cequent Transportation Accessories decreased 5.5%
     compared to the prior year, from $150.6 million in second quarter 2004 to
     $142.4 million in second quarter 2005. Excluding the impact of steel price recoveries from customers and favorable impacts of currency exchange,
     Cequent Transportation Accessories' sales declined 9.9% from the year ago period. With the exception of Cequent Transportation Accessories, each of the Company's business segments maintained positive year-over-year sales momentum. In second quarter 2005, net sales increased at Rieke Packaging
     Systems 1.5%, at Fastening Systems 5.8%, and at Industrial Specialties
     25.8%, when compared to the year ago period.

o    Overall, operating profit for the three months ended June 30, 2005 declined
     10.0% from $30.9 million in the year ago period to $27.8 million. The impact of reduced sales volumes, increasing material costs, and pricing compression, principally in our Cequent Towing Products and Consumer
     Products business units more than offset the continued strong earnings performance in

                                   Page 1 of 1

     our Industrial Specialties and Fastening Systems business segments.
     Further, operating profit within our Rieke Packaging Systems business segment declined approximately 8.6% compared to second quarter 2004 due primarily to material cost increases not able to be immediately recovered from customers. Operating profit as a percent of sales was 9.4% for the second quarter 2005 compared to 10.9% for the same period a year ago.

o    Expenses related to plant consolidation, business integration and restructuring activities were $1.4 million, a reduction of $3.0 million compared to $4.4 million in the second quarter of 2004. Additionally, labor, variable and fixed costs were reduced approximately $8.8 million in the quarter as compared to second quarter 2004. However, these reductions in cost were more than offset by material margin erosion, primarily in our
     Cequent Transportation Accessories segment.

o    The Company reported net income of $4.1 million or $0.20 diluted earnings per share in the quarter ended June 30, 2005, compared to net income of
     $9.0 million or $0.44 diluted earnings per share in the year ago period. In addition to lower operating income, the decline in net income compared to second quarter 2004 resulted from higher borrowing costs and currency exchange losses on inter-company loans denominated in foreign currencies, which were not considered in operating income.

Grant Beard, TriMas' President and Chief Executive Officer commented, "In the second quarter, we encountered some difficult challenges within Cequent
Transportation Accessories which negatively impacted our anticipated earnings performance. While market demand overall for Cequent Transportation Accessories'
businesses remained relatively consistent with the first quarter, this demand level was down compared to the first half of 2004. This has translated into performance challenges, principally within two Cequent Transportation
Accessories' businesses: Towing Products and Consumer Products. In response to these challenges, we have initiated a combination of actions within Cequent
Transportation Accessories to: (1) reduce its fixed cost base, through the elimination of redundant SG&A personnel and shrinking of its manufacturing and distribution footprint; (2) lower variable cost through off-shore purchasing initiatives and reduction in SKU complexity; and (3) drive customer performance through improved order fill. Each of these actions is focused on making this business segment not only more profitable, but also more flexible in responding to changes in market forces or competitor actions. Notwithstanding the results of Cequent Transportation Accessories, we continued strong year-over-year earnings growth within our Industrial Specialties and Fastening Systems business segments, with Rieke Packaging Systems being down somewhat due to temporary material cost recovery issues. The overall fundamentals within TriMas' other business segments remain strong: our restructuring initiatives are behind us, steel prices are stabilizing and we have aligned our cost structure consistent with expected customer demand levels. We expect to drive earnings growth and debt reduction for TriMas as we work through the remainder of 2005."

                                   Page 2 of 2

SECOND QUARTER FINANCIAL SUMMARY



(unaudited - dollars in millions, except per share amounts)   FOR THE QUARTER ENDED JUNE 30
                                                              -----------------------------
                                                                 2005     2004    % CHANGE
                                                                ------   ------   --------

Sales                                                           $294.6   $284.2      3.7%
                                                                ------   ------    -----
OPERATING INCOME                                                $ 27.8   $ 30.9    (10.0%)
                                                                ------   ------    -----
NET INCOME                                                      $  4.1   $  9.0    (54.8%)
                                                                ------   ------    -----
DILUTED EARNINGS PER SHARE                                      $ 0.20   $ 0.44    (54.5%)
                                                                ------   ------    -----
OTHER DATA:

   - Depreciation and amortization                              $ 10.5   $ 10.3      2.2%
                                                                ------   ------    -----
   - Interest expense                                           $ 18.7   $ 16.3     14.9%
                                                                ------   ------    -----
   - Other expense, net                                         $  2.8   $  0.4      N/A
                                                                ------   ------    -----
   - Income tax expense                                         $  2.3   $  5.3    (56.7%)
                                                                ------   ------    -----
   - Restructuring, consolidation and integration expenses      $  1.4   $  4.4      N/A
                                                                ------   ------    -----
   - Cash provided by (used for) operating activities           $ 25.6   $(14.2)     N/A
                                                                ------   ------    -----


SEGMENT RESULTS

RIEKE PACKAGING SYSTEMS

Rieke's second quarter 2005 sales of $35.2 million increased 1.5% compared to the year ago period as sales momentum established in the second half of 2004 continued in Rieke's core industrial closure products and consumer product dispensing applications. Operating profit declined 8.6% to $8.5 million, or
24.2% of sales, during the second quarter 2005 from $9.3 million, or 26.8% of sales, in second quarter 2004, due to steel cost recovery issues for certain products in Europe and resin and other material cost increases not able to be fully recovered from customers during the quarter via pricing. Sales of new pump dispensing products increased $2.3 million to $6.7 million in second quarter
2005 from $4.4 million during second quarter 2004 and Rieke expects to realize increasing sales from both recent and anticipated additional new product launches during the remainder of 2005.

CEQUENT TRANSPORTATION ACCESSORIES

Cequent's second quarter 2005 sales of $142.4 million represented a decrease of
5.5% compared to net sales of $150.6 million in the second quarter 2004.
Excluding the impact of steel price increases recovered from customers and favorable effects of currency exchange, we estimate net sales decreased 9.9%
compared to the prior year's second quarter. The decline in sales is due to lower demand compared to the year ago period and the impact of customer inventory adjustments, primarily within our towing and trailer products business units. Additionally, sales during second quarter 2004 had been unusually strong as customers bought ahead of steel-related price increases, thus making the comparison between 2005 and 2004 less favorable. Operating profit declined $12.4 million to $10.5 million, or 7.4% of sales in the three months ended June 30,
2005 from $22.9 million, or 15.2% of sales in the same period a year ago. The decrease in operating profit between years is a result of a decline in volume due to lower demand, continued severe competitor pricing pressure in the retail

                                   Page 3 of 3

channel, inability to fully recover steel and other material cost increases via pricing, and excess administrative costs which recently have been meaningfully reduced.

INDUSTRIAL SPECIALTIES

In the second quarter 2005, sales within Industrial Specialties increased 25.8%
to $77.9 million from $61.9 million during the second quarter 2004, as four of the group's six businesses continued to experience strong demand driven by new products, market share gains and economic expansion. After adjusting for the impact of steel price increases recovered from customers, we estimate sales increased approximately 24.3% as compared to the second quarter 2004. Notably, sales in our specialty engine and replacement parts business increased 61.5%
compared to second quarter 2004 as a result of high levels of drilling activity in the U.S. and Canada. Sales in our industrial cylinder business increased
50.2% compared to the second quarter 2004 due to market share gains attributed to enhanced customer service and shorter manufacturing lead-times. Sales within our specialty gasket business increased 10.9% compared to second quarter 2004 as a result of significant oil refinery "turnaround" activity at several major customers. Operating profit in the second quarter 2005 increased 48.1% to $10.0 million, or 12.9% of sales, from $6.8 million, or 10.9% of sales, in the year ago period as the group benefited from higher sales volumes during the quarter.

FASTENING SYSTEMS

In second quarter 2005, sales within Fastening Systems increased 5.8% to $39.1 million from $37.0 million in second quarter 2004. After adjusting for steel price increases recovered from customers, we estimate sales were approximately flat compared to the year ago period. Sales within our aerospace fasteners business during the quarter improved 32.2% compared to second quarter 2004 due to an overall increase in the commercial and business jet build rates in 2005, as manufacturers and distributors continue to replenish inventory stocks.
Excluding the recovery of steel price increase, we estimate sales of industrial fasteners in the quarter declined approximately 10.7% or $2.9 million compared to the second quarter 2004, due primarily to reduced demand for industrial fasteners used in agriculture, heavy equipment and heavy truck as a result of customer inventory adjustments. Operating profit improved $5.8 million to $3.0 million, or 7.7% of sales, from an operating loss of $2.8 million in second quarter 2004 as a result of operational improvements related to integration activities completed in 2004. In addition, the year ago period includes approximately $1.8 million of increased costs related to the consolidation of its Lakewood, Ohio manufacturing facility into our Frankfort, Indiana facility, which was largely completed by the fourth quarter 2004.

FINANCIAL POSITION

TriMas ended the second quarter with total assets of $1,509.5 million, debt of
$731.7 million and $52.2 million outstanding under its receivables securitization facility. Net cash provided by operating activities for the quarter ended June 30, 2005 was $25.6 million, as the Company focused on inventory

                                   Page 4 of 4

reduction and collection of receivables. Improved cash flow during the quarter was used to pay down amounts outstanding under the Company's receivables securitization facility and bank revolver. The Company's capital expenditures for the three months ended June 30, 2005 and 2004, were $4.9 million and $12.0 million, respectively.

CONFERENCE CALL

TriMas will broadcast its second quarter earnings conference call on Tuesday,
August 9, 2005 at 10:00 a.m. EDT. President and Chief Executive Officer Grant
Beard and Chief Financial Officer E.R. "Skip" Autry will discuss the Company's recent financial performance and respond to questions from the investment community.

To participate by phone, please dial: (888) 568-1969. Callers should ask to be connected to the TriMas second quarter conference call (reservation number
21257221). If you are unable to participate during the live teleconference, a replay of the conference call will be available beginning August 9th at 12:30
pm. EDT through August 17th at 12:30 p.m. EDT. To access the replay, please dial: (800) 633-8284 and use reservation number 21257221.

CAUTIONARY NOTICE REGARDING FORWARD-LOOKING STATEMENTS

This release contains "forward-looking" statements, as that term is defined by the federal securities laws, about our financial condition, results of operations and business. Forward-looking statements include: certain anticipated, believed, planned, forecasted, expected, targeted and estimated results along with TriMas' outlook concerning future results. When used in this release, the words "estimates," "expects," "anticipates," "projects," "plans,"
"intends," "believes," "forecasts," or future or conditional verbs, such as
"will," "should," "could," or "may," and variations of such words or similar expressions are intended to identify forward-looking statements. All forward-looking statements, including without limitation, management's examination of historical operating trends and data, are based upon our current expectations and various assumptions. Our expectations, beliefs and projections are expressed in good faith and we believe there is a reasonable basis for these views. However, there can be no assurance that management's expectations, beliefs and projections will be achieved. These forward-looking statements are subject to numerous assumptions, risks and uncertainties and accordingly, actual results may differ materially from those expressed or implied by the forward-looking statements. We caution readers not to place undue reliance on the statements, which speak to conditions only as of the date of this release.
The cautionary statements set forth above should be considered in connection with any subsequent written or oral forward-looking statements that we or persons acting on our behalf may issue. We do not undertake any obligation to review or confirm analysts' expectations or estimates or to release publicly any revisions to any forward-looking statements to reflect events or circumstances after the date of this release or to reflect the occurrence of unanticipated events. Risks and uncertainties that could cause actual results to vary materially from those anticipated in the forward-looking statements included in this release include general economic

                                   Page 5 of 5

conditions in the markets in which we operate and industry-based factors such as: technological developments that could competitively disadvantage us, increases in our raw material, energy, and healthcare costs, our dependence on key individuals and relationships, exposure to product liability, recall and warranty claims, compliance with environmental and other regulations, and competition within our industries. In addition, factors more specific to us could cause actual results to vary materially from those anticipated in the forward-looking statements included in this release such as our substantial leverage, limitations imposed by our debt instruments, our ability to successfully pursue our stated growth strategies and opportunities, as well as our ability to identify attractive and other strategic acquisition opportunities and to successfully integrate acquired businesses and complete actions we have identified as providing cost-saving opportunities.

                                   Page 6 of 6

                               TRIMAS CORPORATION
                      CONDENSED CONSOLIDATED BALANCE SHEET
                       (UNAUDITED -- DOLLARS IN THOUSANDS)



                                                                 JUNE 30,    DECEMBER 31,
                                                                   2005          2004
                                                                ----------   ------------

                           ASSETS
Current assets:
   Cash and cash equivalents ................................   $    3,860    $    3,090
   Receivables, net .........................................      115,990        93,390
   Inventories, net .........................................      171,230       180,040
   Deferred income taxes and other current assets ...........       24,540        25,980
                                                                ----------    ----------
      Total current assets ..................................      315,620       302,500

Property and equipment, net .................................      189,630       198,610
Goodwill ....................................................      651,160       657,980
Other intangibles, net ......................................      296,850       304,910
Other assets ................................................       56,260        58,200
                                                                ----------    ----------
      Total assets ..........................................   $1,509,520    $1,522,200
                                                                ==========    ==========

             LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
   Current maturities, long-term debt .......................   $    2,890    $    2,990
   Accounts payable .........................................      138,730       135,230
   Accrued liabilities ......................................       64,660        70,830
                                                                ----------    ----------
      Total current liabilities .............................      206,280       209,050

Long-term debt ..............................................      728,850       735,030
Deferred income taxes .......................................      133,120       133,540
Other long-term liabilities .................................       37,920        39,420
                                                                ----------    ----------
      Total liabilities .....................................    1,106,170     1,117,040
                                                                ----------    ----------

      Total shareholders' equity ............................      403,350       405,160
                                                                ----------    ----------
      Total liabilities and shareholders' equity ............   $1,509,520    $1,522,200
                                                                ==========    ==========


                               TRIMAS CORPORATION
                      CONSOLIDATED STATEMENT OF OPERATIONS
            (UNAUDITED -- DOLLARS IN THOUSANDS, EXCEPT SHARE AMOUNTS)



                                                      THREE MONTHS ENDED           SIX MONTHS ENDED
                                                           JUNE 30,                    JUNE 30,
                                                  -------------------------   -------------------------
                                                      2005          2004          2005          2004
                                                  -----------   -----------   -----------   -----------

Net sales......................................   $   294,630   $   284,210   $   587,380   $   545,110
Cost of sales..................................      (225,460)     (208,960)     (452,670)     (405,760)
                                                  -----------   -----------   -----------   -----------
   Gross profit................................        69,170        75,250       134,710       139,350
Selling, general and administrative expenses...       (41,380)      (44,370)      (83,670)      (88,330)
                                                  -----------   -----------   -----------   -----------
   Operating profit............................        27,790        30,880        51,040        51,020
                                                  -----------   -----------   -----------   -----------
Other expense, net:
   Interest expense............................       (18,710)      (16,280)      (36,950)      (32,590)
   Other, net..................................        (2,750)         (380)       (3,840)         (680)
                                                  -----------   -----------   -----------   -----------
      Other expense, net.......................       (21,460)      (16,660)      (40,790)      (33,270)
                                                  -----------   -----------   -----------   -----------
Income before income tax expense...............         6,330        14,220        10,250        17,750
Income tax expense.............................        (2,280)       (5,260)       (3,690)       (6,570)
                                                  -----------   -----------   -----------   -----------
Net income.....................................   $     4,050   $     8,960   $     6,560   $    11,180
                                                  ===========   ===========   ===========   ===========
Basic earnings per share.......................   $      0.20   $      0.45   $      0.33   $      0.56
                                                  ===========   ===========   ===========   ===========
Diluted earnings per share.....................   $      0.20   $      0.44   $      0.33   $      0.55
                                                  ===========   ===========   ===========   ===========
Weighted average common shares - basic.........    20,010,000    20,010,000    20,010,000    20,010,000
                                                  ===========   ===========   ===========   ===========
Weighted average common shares - diluted.......    20,010,000    20,443,610    20,010,000    20,436,880
                                                  ===========   ===========   ===========   ===========


                               TRIMAS CORPORATION
                      CONSOLIDATED STATEMENT OF CASH FLOWS
                       (UNAUDITED -- DOLLARS IN THOUSANDS)



                                                                  SIX MONTHS ENDED JUNE 30,
                                                                  -------------------------
                                                                       2005        2004
                                                                    ---------   ---------

CASH FLOWS FROM OPERATING ACTIVITIES:
Net income.....................................................     $   6,560   $  11,180
Adjustments to reconcile net income to net cash provided
   by operating activities, net of acquisition impact:
   Loss on dispositions of property and equipment..............           130         180
   Depreciation and amortization...............................        21,020      20,510
   Amortization of debt issue costs............................         2,470       2,320
   Non-cash compensation expense...............................           160         250
   Net proceeds from sale of receivables and receivables
      securitization...........................................        24,440      48,280
   Payment to Metaldyne to fund contractual liabilities........          (330)     (4,610)
   Increase in receivables.....................................       (47,040)    (59,710)
   Decrease (increase) in inventories..........................         8,810     (21,840)
   Decrease (increase) in prepaid expenses and other assets....           990      (1,460)
   (Decrease) increase in accounts payable and accrued
      liabilities..............................................        (2,530)     16,640
   Other, net..................................................          (460)     (4,270)
                                                                    ---------   ---------
      Net cash provided by operating activities, net of
         acquisition impact....................................        14,220       7,470
                                                                    ---------   ---------
CASH FLOWS FROM INVESTING ACTIVITIES:
   Capital expenditures........................................        (9,410)    (26,850)
   Proceeds from sales of fixed assets.........................         2,320         200
   Acquisition of businesses, net of cash acquired.............            --      (5,500)
                                                                    ---------   ---------
      Net cash used for investing activities...................        (7,090)    (32,150)
                                                                    ---------   ---------
CASH FLOWS FROM FINANCING ACTIVITIES:
   Repayments of borrowings on senior credit facility..........        (1,440)     (1,440)
   Proceeds from borrowings on revolving credit facility.......       516,280     330,100
   Repayments of borrowings on revolving credit facility.......      (521,100)   (297,100)
   Payments on notes payable...................................          (100)     (7,850)
                                                                    ---------   ---------
      Net cash (used for) provided by financing activities.....        (6,360)     23,710
                                                                    ---------   ---------
CASH AND CASH EQUIVALENTS:
   Increase (decrease) for the period..........................           770        (970)
   At beginning of period......................................         3,090       6,780
                                                                    ---------   ---------
      At end of period.........................................     $   3,860   $   5,810
                                                                    =========   =========
   Supplemental disclosure of cash flow information:
      Cash paid for interest...................................     $  33,760   $  31,070
                                                                    =========   =========
      Cash paid for taxes......................................     $   5,750   $   6,470
                                                                    =========   =========


                               TRIMAS CORPORATION
                 CONSOLIDATED STATEMENT OF SHAREHOLDERS' EQUITY
                     FOR THE SIX MONTHS ENDED JUNE 30, 2005
                       (UNAUDITED -- DOLLARS IN THOUSANDS)



                                                                              ACCUMULATED
                                                                                 OTHER
                                              COMMON    PAID-IN   RETAINED   COMPREHENSIVE
                                               STOCK    CAPITAL    DEFICIT   INCOME (LOSS)     TOTAL
                                              ------   --------   --------   -------------   --------

Balances, December 31, 2004 ...............    $200    $399,450   $(40,430)     $45,940      $405,160
Comprehensive income (loss):
   Net income .............................      --          --      6,560           --         6,560
   Foreign currency translation ...........      --          --         --       (8,530)       (8,530)
                                               ----    --------   --------      -------      --------
      Total comprehensive income (loss) ...      --          --      6,560       (8,530)       (1,970)
Non-cash compensation expense .............      --         160         --           --           160
                                               ----    --------   --------      -------      --------
Balances, June 30, 2005 ...................    $200    $399,610   $(33,870)     $37,410      $403,350
                                               ====    ========   ========      =======      ========


                               TRIMAS CORPORATION
               COMPANY AND BUSINESS SEGMENT FINANCIAL INFORMATION



                                                                 THREE MONTHS ENDED     SIX MONTHS ENDED
(UNAUDITED - IN THOUSANDS)                                            JUNE 30,              JUNE 30,
                                                                -------------------   -------------------
                                                                  2005       2004       2005       2004
                                                                --------   --------   --------   --------

RIEKE PACKAGING SYSTEMS
   Net sales                                                    $ 35,240   $ 34,720   $ 69,310   $ 65,090
   Operating profit                                             $  8,520   $  9,320   $ 15,790   $ 15,270

CEQUENT TRANSPORTATION ACCESSORIES
   Net sales                                                    $142,370   $150,610   $283,020   $280,090
   Operating profit                                             $ 10,480   $ 22,910   $ 22,760   $ 36,730

INDUSTRIAL SPECIALTIES
   Net sales                                                    $ 77,920   $ 61,920   $151,760   $124,280
   Operating profit                                             $ 10,040   $  6,780   $ 18,550   $ 14,470

FASTENING SYSTEMS
   Net sales                                                    $ 39,100   $ 36,960   $ 83,290   $ 75,650
   Operating profit (loss)                                      $  3,000   $ (2,800)  $  3,820   $ (4,350)

TOTAL COMPANY
   Net sales                                                    $294,630   $284,210   $587,380   $545,110

   Operating profit                                             $ 27,790   $ 30,880   $ 51,040   $ 51,020

   Corporate expenses and management fee                        $ (4,250)  $ (5,330)  $ (9,880)  $(11,100)

   Other Data:
      - Depreciation and amortization                           $ 10,510   $ 10,280   $ 21,020   $ 20,510
                                                                --------   --------   --------   --------
      - Interest expense                                        $ 18,710   $ 16,280   $ 36,950   $ 32,590
                                                                --------   --------   --------   --------
      - Other expense, net                                      $  2,750   $    380   $  3,840   $    680
                                                                --------   --------   --------   --------
      - Income tax expense                                      $  2,280   $  5,260   $  3,690   $  6,570
                                                                --------   --------   --------   --------
      - Restructuring, consolidation and integration expenses   $  1,450   $  4,360   $  2,960   $  9,780
                                                                --------   --------   --------   --------
      - Asbestos litigation defense costs                       $    500   $     --   $    900   $     --
                                                                --------   --------   --------   --------


ABOUT TRIMAS

Headquartered in Bloomfield Hills, Mich., TriMas is a diversified growth company of high-end, specialty niche businesses manufacturing a variety of products for commercial, industrial and consumer markets worldwide. TriMas is organized into four strategic business groups: Cequent Transportation Accessories, Rieke
Packaging Systems, Fastening Systems and Industrial Specialties. TriMas has
nearly 5,000 employees at 80 different facilities in 10 countries. For more information, visit www.trimascorp.com.